Exhibit 10.3

[Date]
Investor
[Address]

Dear [Investor]:
Viggle Inc. (the “Company”) and Sillerman Investment Company II LLC (“SIC II”) are party to that certain Amended and Restated Line of Credit Grid Promissory Note, dated as of March 11, 2013, a copy of which is attached hereto (the “Amended and Restated Note”), in the aggregate principal amount of $25,000,000. [Investor] (the “Investor”) and the Company are party to that certain Exchange Agreement, dated on or about the date hereof (the “Exchange Agreement”), pursuant to which the Investor has agreed to exchange the Prior Securities (as such term is defined in the Exchange Agreement) for Series A Preferred Shares and Series B Preferred Shares (as such terms are defined in the Exchange Agreement) (the “Exchange”). In connection with such Exchange, the Investor has agreed to commit to fund its pro rata portion of the principal amount of the Amended and Restated Note in the event that the Company draws on such Amended and Restated Note in the future. This letter agreement will become effective on the date set forth by the Company’s signature on the signature pages hereto.
Accordingly, the parties hereto agree as follows:

1.
The Investor agrees that it will fund its Pro Rata Portion (as defined below) of the aggregate principal amount of the Amended and Restated Note, as and when the Company requests draws on the Amended and Restated Note in accordance with the terms of the Amended and Restated Note. For purposes hereof, the Investor’s “Pro Rata Portion” means $__________ (the “Commitment Amount”), divided by $25,000,000. Any draw of the Investor’s Pro Rata Amount will be made at the time that SIC II’s commitment is drawn under the Amended and Restated Note; provided, however, that in the event that any amounts have previously been funded by SIC II under the Amended and Restated Note, upon any request for funding, the Investor will first fund such amounts as are necessary to bring the amount funded by the Investor up to its Pro Rata Portion of all amounts funded, and for such purposes, amounts outstanding under the Deutsche Loan Agreement (as defined in the Amended and Restated Note) or any successor thereto that have been guaranteed by SIC II or any of its affiliates (including Robert F.X. Sillerman) will be deemed to have been funded by SIC II. For example, if the Investor’s Commitment Amount were $1 million and a request for funding is made at a time when SIC II has funded $4 million under the Amended and Restated Note, and Robert F.X. Sillerman has guaranteed $10 million under the Deutsche Bank Line, then the Investor would first fund $560,000 (representing 14/25 of the Investor’s Commitment Amount), and thereafter the Investor, SIC II and other investors would fund their commitments in relation to their relative commitment amounts. In such case, SIC II would be required to fund amounts necessary to repay the Deutsche Loan Agreement or any successor thereto. In the event that the Investor fails to fund all or any portion of its Pro Rata Portion, as and when required, then the Company shall have any and all remedies available to the Company under applicable law, including without limitation rescission of the Exchange Agreement.

2.	The commitment of SIC II to fund under the Amended and Restated Note will be reduced by the Investor’s Commitment Amount.

3.
The Investor shall have the rights of the “Lender” under the Amended and Restated Note, such that the Investor will be entitled to receive repayment of amounts funded by the Investor and interest on the Investor’s funded amount at the rate, at the time and in the manner set forth in the Amended and Restated Note.

4.
When amounts are repaid under the Amended and Restated Note, the Company shall pay to SIC II, the Investor and any other investor who has funded draws under the Amended and Restated Note in proportion to the amounts that they have funded.

5.
In the event that the Company makes any draws of the Investor’s Commitment Amount hereunder, the Investor shall be entitled to receive a warrant to purchase shares of the Company’s Common Stock, par value $0.001 per share, in the amounts and on the terms set forth in the Exchange Agreement. The form of such warrant shall be the form attached as Exhibit C to the Amended and Restated Note.

6.
Amounts outstanding under the Amended and Restated Note are secured pursuant to a Security Agreement, dated as of March 11, 2013, by and between the Company and Robert F.X. Sillerman, as collateral agent (the “Security Agreement”). Pursuant to the Security Agreement, the Company has pledged certain assets of the Company to Robert F.X. Sillerman as security for the amounts owed by the Company under the Amended and Restated Note. Mr. Sillerman hereby agrees to act in good faith in his role as collateral agent in connection with the Security Agreement. In the event that Mr. Sillerman recovers any amounts upon exercising rights as the Secured Party in connection with the Security Agreement, Mr. Sillerman agrees to distribute such amounts to all investors who have funded amounts under the Amended and Restated Note in proportion to the amounts they have funded under such Amended and Restated Note. For purposes of determining such proportional amounts so funded, any amounts that Mr. Sillerman has guaranteed in respect of the Deutsche Loan Agreement, or any successor agreement, or any amounts funded by Mr. Sillerman under any such guarantee, shall be deemed to have been funded by SIC II.

7.
It is a condition of the Exchange and of this letter agreement that you shall have executed and delivered a Subordination Agreement with Deutsche Bank Trust Company Americas (pursuant to which you shall agree that payment of any amounts hereunder is subordinate to repayment in full of all amounts outstanding under the Deutsche Loan Agreement).

If these terms accurately reflect the terms of our agreement, please so indicate by signing below and returning a copy of this letter agreement to me.
Sincerely,

Viggle Inc.

By: ___________________
Name:
Title:
Date:

Agreed and accepted:

Investor:

______________________
Name: ______________

Sillerman Investment Company II LLC
By: ___________________
Name:
Title:

___________________________________
Robert F.X. Sillerman, as Collateral Agent